EXHIBIT 3(i)(c)

ARTICLES OF AMENDMENT

TO THE AMENDED ARTICLES OF INCORPORATION OF

JURE HOLDINGS, INC.

Pursuant to the provisions of Title XXXVI, Chapter 607.1006 of the Florida Statutes, the undersigned corporation, Jure Holdings, Inc. adopts the following Articles of Amendment to its Amended Articles of Incorporation.

The following amendment to the Amended Articles of Incorporation dated April 14, 2002 was adopted unanimously by the board of directors and by a majority of the stockholders of the corporation on September 19, 2003.

This amendment deletes Article I of the Amended Articles of Incorporation in its entirety, providing for a new Article I, as set forth below.

“ARTICLE I

NAME

The name of this corporation is OPENLIMIT, INC.”

The number of shares of the corporation outstanding at the time this amendment to the corporation’s Amended Articles of Incorporation was adopted was 48,017,084 and the number of shares entitled to vote thereon was 48,017,084. The number of shares voted for such amendment was 24,637,000. The number of votes cast for the amendment by the stockholders holding a majority of the shares entitled to vote thereon was sufficient for approval of same.

The name change to OPENLIMIT, INC. will be effective on November 7, 2003 subsequent to the filing of this amendment to the Amended Articles of Incorporation of Jure Holdings, Inc. with the Florida Secretary of State.

Dated September 19, 2003

/s/ Henry Dattler

Henry Dattler
President